Exhibit 99.1
For immediate release

MILLER ENERGY RESOURCES ANNOUNCES NEW CREDIT FACILITY WITH
APOLLO INVESTMENT CORPORATION

$100 Million Financing Secured
KNOXVILLE, Tenn. - (June 29, 2012) - Miller Energy Resources (“Miller”) (NYSE: MILL) announced today that it had closed on a five year, $100 million credit facility with Apollo Investment Corporation (“Apollo”) (NASDAQ: AINV). The credit facility, which provides for an initial borrowing base of $55 million, is secured by substantially all of the company's and its subsidiaries' assets. Proceeds from the loan will be utilized to pay off existing indebtedness, its Series A Preferred Stock, and fund development of oil production both onshore and offshore in Alaska through the drilling of new wells and the reworking of previously producing oil wells.
With the funding secured, Miller first plans to bring the RU-1 well on the Osprey platform in the Cook Inlet in Alaska back online by replacing its electric submersible pump ("ESP"). Last year, Miller brought this well online at approximately 350 Bbls/d gross prior to experiencing a pump failure.
After restoring production from RU-1, Miller plans to redevelop and drill additional wells in the Cook Inlet, including four wells that were previously producing approximately 2,000 Bbls/d gross from the Osprey platform.
“Today Miller secured the financing needed to keep our development plans moving forward. The new credit facility with Apollo Investment Corporation comes at a lower cost of funds than our previous facility and with a larger initial borrowing base. In addition to the financial security provided by the new facility, Miller is pleased to have access to Apollo's extensive financial capabilities and considerable oil and gas expertise,” said Scott M. Boruff, Miller CEO. “With funding secured, we can continue to execute our ambitious business plan to aggressively ramp up our production over the next year through low risk development, which we expect will build significant long term value for our shareholders.”
About Miller Energy Resources
Miller Energy Resources, Inc. is a high growth oil and natural gas exploration, production and drilling company operating in multiple exploration and production basins in North America. Miller's focus is in Cook Inlet, Alaska and in the heart of Tennessee's prolific and hydrocarbon-rich Appalachian Basin including the Chattanooga Shale. Miller is headquartered in Knoxville, Tennessee with offices in Anchorage, Alaska and Huntsville, Tennessee. The company's common stock is listed on the NYSE under the symbol MILL.
About Apollo Investment Corporation
Apollo Investment Corporation (NASDAQ: AINV) is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company provides private debt market solutions to middle market companies in the form of senior secured, mezzanine and asset based loans and may also acquire equity interests. The Company seeks to provide private financing solutions for private companies that do not have access to the more traditional providers of credit. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Global Management, LLC, a leading global alternative investment manager. For more information, please visit http://www.apolloic.com.

Statements Regarding Forward-Looking Information

Certain statements in this press release and elsewhere by Miller Energy Resources¸ Inc. are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve the implied assessment that the resources described can be profitably produced in the future, based on certain estimates and assumptions. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by Miller Energy Resources, Inc. and described in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geologic data, competition, reduced availability of drilling and other well services, fluctuations in oil and gas prices and prices for drilling and other well services, fluctuations in the US dollar and other currencies, the availability of sufficient capital to fund its anticipated growth, fluctuations in the prices of oil and gas, the competitive nature of its business environment, its dependence on a limited number of customers, its ability to comply with environmental regulations, changes in government regulations which could adversely impact its businesses well as other risks commonly associated with the exploration and development of oil and gas properties. Additional information on these and other factors, which could affect Miller's operations or financial results, are included in Miller Energy Resources, Inc.'s reports on file with United States Securities and Exchange Commission including its Annual Report on Form 10-K, as amended, for the fiscal year ended April 30, 2011. Miller Energy Resources, Inc.'s actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in its periodic reports that are filed with the Securities and Exchange Commission and available on its Web site (www.sec.gov). All forward-looking statements attributable to Miller Energy Resources or to persons acting on its behalf are expressly qualified in their entirety by these factors. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We assume no obligation to update forward-looking statements should circumstances or management's estimates or opinions change unless otherwise required under securities law.

For more information, please contact the following:
Robert L. Gaylor
SVP Investor Relations
Miller Energy Resources, Inc.
9721 Cogdill Road, Suite 302
Knoxville, TN 37932
Phone: (865) 223-6575
Fax: (865) 691-8209
bobby@millerenergyresources.com
Web Site: http://www.millerenergyresources.com